Exhibit 99.1

News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Strong Second-Quarter Results and Raises 2013 EPS Guidance

▪	Core EPS (non-GAAP)* rose 13 percent to $1.67 on strong operating performance; GAAP EPS of $1.41

▪	Revenue increased 9 percent to $21.8 billion reflecting higher deliveries on the 787 and 737 programs

▪	Backlog grew to a record $410 billion, including $40 billion of net orders during the quarter

▪	Operating cash flow before pension contributions* more than doubled to $3.5 billion

▪	2013 Core EPS guidance increased to between $6.20 and $6.40; GAAP EPS to between $5.10 and $5.30

Table 1. Summary Financial Results	Second Quarter			First Half
(Dollars in Millions, except per share data)	2013	2012	Change	2013	2012	Change

Revenues	$21,815	$20,005	9%	$40,708	$39,388	3%

Non-GAAP*
Core Operating Earnings	$2,028	$1,787	13%	$3,895	$3,560	9%
Core Operating Margin	9.3%	8.9%	0.4 Pts	9.6%	9.0%	0.6 Pts
Core Earnings Per Share	$1.67	$1.48	13%	$3.40	$2.88	18%
Operating Cash Flow Before Pension Contributions	$3,480	$1,671	108%	$4,004	$2,508	60%
GAAP
Earnings From Operations	$1,716	$1,542	11%	$3,244	$3,107	4%
Operating Margin	7.9%	7.7%	0.2 Pts	8.0%	7.9%	0.1 Pts
Net Earnings	$1,088	$967	13%	$2,194	$1,890	16%
Earnings Per Share	$1.41	$1.27	11%	$2.85	$2.49	14%
Operating Cash Flow	$3,467	$908	282%	$3,991	$1,745	129%
* Non-GAAP measures (core operating earnings, core operating margin and core earnings per share) exclude certain components of pension and post retirement benefit expense that the company believes are not reflective of underlying business performance. Complete definitions of Boeing’s non-GAAP measures begin on page 6, “Non-GAAP Measures Disclosures.”
CHICAGO, July 24, 2013 – The Boeing Company [NYSE: BA] reported second-quarter core earnings per share (non-GAAP) increased 13 percent* to $1.67, driven by strong performance across the company's businesses (Table 1). Second-quarter core operating earnings (non-GAAP) also increased 13 percent* to $2.0 billion from the same period of the prior year. Second-quarter revenue was $21.8 billion, GAAP earnings from operations was $1.7 billion and earnings per share was $1.41. Core earnings per share guidance increased to between $6.20 and

$6.40 and GAAP earnings per share guidance increased to between $5.10 and $5.30, reflecting the strong performance. The company also increased its revenue guidance to between $83 and $86 billion on higher Defense, Space & Security revenues, and reaffirmed its 2013 operating cash flow outlook.
"Continued strong core operating performance drove higher earnings, revenue and operating cash flow during the quarter, and we returned significant value to shareholders through share repurchases and increased dividends," said Boeing Chairman, President and CEO Jim McNerney. "We also further strengthened our market-leading position in commercial airplanes with the successful launch of the 787-10 and $40 billion of new orders, while our defense, space and security business delivered improved margins and market share in a tough market.  Overall, our strong first-half performance and positive outlook allows us to raise our 2013 earnings and revenue guidance, and our team remains intensely focused on execution, productivity and quality to meet our customer commitments and further drive growth.”

Table 2. Cash Flow	Second Quarter		First Half
(Millions)	2013	2012	2013	2012
Operating Cash Flow Before Pension Contributions*	$3,480	$1,671	$4,004	$2,508
Pension Contributions	($13)	($763)	($13)	($763)
Operating Cash Flow	$3,467	$908	$3,991	$1,745
Less Additions to Property, Plant & Equipment	($455)	($356)	($976)	($780)
Free Cash Flow*	$3,012	$552	$3,015	$965
Operating cash flow in the quarter was $3.5 billion, reflecting higher commercial airplane production rates, strong core operating performance and timing of receipts and expenditures (Table 2). During the quarter, the company repurchased 10.2 million shares for $1 billion and paid $0.4 billion in dividends, reflecting a 12 percent increase in dividends paid compared to the prior period.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q2 13	Q1 13
Cash	$8.7	$8.3
Marketable Securities[1]	$5.6	$3.5
Total	$14.3	$11.8
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$7.0	$6.7
Boeing Capital Corporation, including intercompany loans	$2.6	$2.5
Total Consolidated Debt	$9.6	$9.2
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $14.3 billion at quarter-end (Table 3), up from $11.8 billion at the beginning of the quarter. Debt was $9.6 billion, up from $9.2 billion at the beginning of the quarter, primarily due to the issuance of new debt.
Total company backlog at quarter-end was a record $410 billion, up from $392 billion at the beginning of the quarter, and included net orders for the quarter of $40 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Second Quarter			First Half
(Dollars in Millions)	2013	2012	Change	2013	2012	Change

Commercial Airplanes Deliveries	169	150	13%	306	287	7%

Revenues	$13,624	$11,843	15%	$24,314	$22,780	7%
Earnings from Operations	$1,453	$1,211	20%	$2,672	$2,292	17%
Operating Margins	10.7%	10.2%	0.5 Pts	11.0%	10.1%	0.9	Pts
Boeing Commercial Airplanes second-quarter revenue increased to $13.6 billion on higher delivery volume. Second-quarter operating margin improved to 10.7%, reflecting lower R&D and the higher deliveries partially offset by the dilutive impact of 787 deliveries (Table 4).
During the quarter, the company completed the retrofit of 787 battery enhancements on previously delivered airplanes and delivered sixteen 787 airplanes. Also during the quarter, the 787-9 Dreamliner began final assembly and the launch of the 787-10 was announced.
Commercial Airplanes booked 481 net orders during the quarter. Backlog remains strong with nearly 4,800 airplanes valued at a record $339 billion.
Boeing Defense, Space & Security

Table 5. Defense, Space & Security	Second Quarter			First Half
(Dollars in Millions)	2013	2012	Change	2013	2012	Change
Revenues
Boeing Military Aircraft	$3,889	$4,050	(4)%	$7,998	$8,272	(3)%
Network & Space Systems	$2,049	$1,960	5%	$4,009	$3,832	5%
Global Services & Support	$2,248	$2,182	3%	$4,289	$4,321	(1)%
Total BDS Revenues	$8,186	$8,192	—	$16,296	$16,425	(1)%
Earnings from Operations
Boeing Military Aircraft	$373	$353	6%	$803	$752	7%
Network & Space Systems	$137	$136	1%	$293	$245	20%
Global Services & Support	$266	$259	3%	$512	$493	4%
Total BDS Earnings from Operations	$776	$748	4%	$1,608	$1,490	8%
Operating Margins	9.5%	9.1%	0.4 Pts	9.9%	9.1%	0.8 Pts
Boeing Defense, Space & Security’s second-quarter revenue was $8.2 billion, while operating margin was 9.5 percent (Table 5).
Boeing Military Aircraft (BMA) second-quarter revenue was $3.9 billion, primarily reflecting lower delivery volume. Operating margin increased to 9.6 percent, as the prior year included an inventory adjustment on A-160. During the quarter, BMA was awarded CH-47 Chinook and V-22 Osprey multi-year contracts.
Network & Space Systems (N&SS) second-quarter revenue was $2.0 billion, reflecting higher revenue in commercial satellites and the Space Launch System program.  Operating margin was 6.7 percent, reflecting lower earnings in electronic & information solutions.  During the quarter, N&SS was awarded a contract by ViaSat to design and deliver one 702HP spacecraft and was also awarded a contract for four 702MP satellites for Intelsat S.A.
Global Services & Support (GS&S) second-quarter revenue was $2.2 billion, due to higher volume in maintenance, modifications & upgrades.  Operating margin was 11.8 percent, reflecting strong performance.  During the quarter, GS&S was awarded a contract by the Royal Netherlands Air Force for maintenance and spare parts for Chinook and Apache helicopters.
Backlog at Defense, Space & Security increased to $71 billion, of which 37 percent represents orders with international customers.
Additional Financial Information

Table 6. Additional Financial Information	Second Quarter		First Half
(Dollars in Millions)	2013	2012	2013	2012
Revenues
Boeing Capital Corporation	$104	$113	$209	$238
Other segment	$27	$28	$54	$52
Unallocated items and eliminations	($126)	($171)	($165)	($107)
Earnings from Operations
Boeing Capital Corporation	$19	$39	$63	$72
Other segment expense	($43)	($64)	($101)	($143)
Unallocated items and eliminations included in core operating earnings	($177)	($147)	($347)	($151)
Unallocated pension/postretirement expense	($312)	($245)	($651)	($453)
Other income, net	$13	$10	$22	$22
Interest and debt expense	($96)	($106)	($195)	($220)
Effective tax rate	33.4%	33.1%	28.6%	35.0%
At quarter-end, Boeing Capital Corporation’s (BCC) net portfolio balance was $4.1 billion and debt-to-equity ratio was 5.0-to-1. Unallocated items and eliminations included in core operating earnings increased in the second quarter of 2013 due to higher deferred compensation expense as a result of stock price appreciation. Total pension expense for the second quarter was $753 million, up from $593 million in the same period last year.

Outlook
The company’s 2013 financial guidance (Table 7) has been updated to reflect continued strong performance in both businesses, generating an expected 7 percent year over year increase in core earnings per share (non-GAAP).

Table 7. Financial Outlook
(Dollars in Billions, except per share data)	2013

The Boeing Company
Revenue	$83 - 86
Core Earnings Per Share*	$6.20 - 6.40
Earnings Per Share	$5.10 - 5.30
Operating Cash Flow Before Pension Contributions*	> $8
Operating Cash Flow [1]	> $6.5

Boeing Commercial Airplanes
Deliveries [2]	635 - 645
Revenue	$51 - 53
Operating Margin	> 9.5%

Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	~$16.0
Network & Space Systems	~$7.8
Global Services & Support	~$8.2

Total BDS Revenue	$31.5 - 32.5

Operating Margin
Boeing Military Aircraft	~ 9.0%
Network & Space Systems	~ 7.5%
Global Services & Support	~ 10.5%

Total BDS Operating Margin	> 9.0%

Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~ $0.3
Pre-Tax Earnings	~ $0.05

Research & Development	~ $3.3
Capital Expenditures	~ $2.3
Pension Expense [3]	~ $3.2
Effective Tax Rate	~ 31%
1    After discretionary cash pension contributions of $1.5 billion and assuming new aircraft financings under $0.5 billion.
2    Assumes greater than 60 787 deliveries.
3    Approximately $1.4 billion is expected to be recorded in unallocated items and eliminations.
*    Non-GAAP measures. Complete definitions of Boeing’s use of non-GAAP measures begin on page 6, “Non-GAAP Measures Disclosures.”
    Core earnings per share guidance for 2013 increased to between $6.20 and $6.40, up from between $6.10 and $6.30, and earnings per share guidance increased to between $5.10 and $5.30, up from between $5.00 and

$5.20, both reflecting the strong operating performance. Total company 2013 revenue increased to between $83 and $86 billion, from between $82 and $85 billion, on higher Defense, Space & Security revenue.
Commercial Airplanes' operating margin increased to greater than 9.5 percent, up from approximately 9.5 percent.
Defense, Space & Security's revenue guidance increased to between $31.5 and $32.5 billion, from between $30.5 and $31.5 billion, reflecting international volume and mix.
Research and development expense for 2013 is now expected to be approximately $3.3 billion, down from approximately $3.4 billion. Capital expenditures for 2013 is revised to approximately $2.3 billion, down from between $2.3 and $2.5 billion. The 2013 effective tax rate is now expected to be approximately 31 percent, up from approximately 30 percent.

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts.
Operating Cash Flow Before Pension Contributions
Operating cash flow before pension contributions is defined as GAAP operating cash flow less pension contributions. Management believes operating cash flow before pension contributions provides additional insights into underlying business performance. Management uses operating cash flow before pension contributions as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and operating cash flow before pension contributions.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Matt Welch (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions, except per share data)	2013	2012	2013	2012
Sales of products	$35,556	$34,026	$19,238	$17,341
Sales of services	5,152	5,362	2,577	2,664
Total revenues	40,708	39,388	21,815	20,005

Cost of products	(30,165)	(28,420)	(16,437)	(14,759)
Cost of services	(4,004)	(4,342)	(1,995)	(1,962)
Boeing Capital interest expense	(37)	(58)	(18)	(25)
Total costs and expenses	(34,206)	(32,820)	(18,450)	(16,746)
	6,502	6,568	3,365	3,259
Income from operating investments, net	88	91	43	45
General and administrative expense	(1,900)	(1,858)	(929)	(903)
Research and development expense, net	(1,468)	(1,692)	(763)	(857)
Gain/(loss) on dispositions, net	22	(2)		(2)
Earnings from operations	3,244	3,107	1,716	1,542
Other income, net	22	22	13	10
Interest and debt expense	(195)	(220)	(96)	(106)
Earnings before income taxes	3,071	2,909	1,633	1,446
Income tax expense	(878)	(1,018)	(546)	(479)
Net earnings from continuing operations	2,193	1,891	1,087	967
Net gain/(loss) on disposal of discontinued operations, net of taxes of $0, $1, $0 and $0	1	(1)	1
Net earnings	$2,194	$1,890	$1,088	$967
Basic earnings per share from continuing operations	$2.88	$2.51	$1.43	$1.28
Net gain/(loss) on disposal of discontinued operations, net of taxes
Basic earnings per share	$2.88	$2.51	$1.43	$1.28
Diluted earnings per share from continuing operations	$2.85	$2.49	$1.41	$1.27
Net gain/(loss) on disposal of discontinued operations, net of taxes
Diluted earnings per share	$2.85	$2.49	$1.41	$1.27
Cash dividends paid per share	$0.97	$0.88	$0.485	$0.44
Weighted average diluted shares (millions)	770.1	760.7	771.8	762.0

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	June 30 2013	December 31 2012
Assets
Cash and cash equivalents	$8,694	$10,341
Short-term and other investments	5,631	3,217
Accounts receivable, net	6,406	5,608
Current portion of customer financing, net	320	364
Deferred income taxes	25	28
Inventories, net of advances and progress billings	40,234	37,751
Total current assets	61,310	57,309
Customer financing, net	3,991	4,056
Property, plant and equipment, net of accumulated depreciation of $14,717 and $14,645	9,814	9,660
Goodwill	5,043	5,035
Acquired intangible assets, net	3,011	3,111
Deferred income taxes	6,307	6,753
Investments	1,166	1,180
Other assets, net of accumulated amortization of $464 and $504	1,449	1,792
Total assets	$92,091	$88,896
Liabilities and equity
Accounts payable	$10,437	$9,394
Accrued liabilities	12,412	12,995
Advances and billings in excess of related costs	18,145	16,672
Deferred income taxes and income taxes payable	5,072	4,485
Short-term debt and current portion of long-term debt	883	1,436
Total current liabilities	46,949	44,982
Accrued retiree health care	7,431	7,528
Accrued pension plan liability, net	20,070	19,651
Non-current income taxes payable	275	366
Other long-term liabilities	1,039	1,429
Long-term debt	8,695	8,973
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,181	4,122
Treasury stock, at cost - 258,226,771 and 256,630,628 shares	(16,412)	(15,937)
Retained earnings	31,490	30,037
Accumulated other comprehensive loss	(16,794)	(17,416)
Total shareholders’ equity	7,526	5,867
Noncontrolling interest	106	100
Total equity	7,632	5,967
Total liabilities and equity	$92,091	$88,896

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30
(Dollars in millions)	2013	2012
Cash flows – operating activities:
Net earnings	$2,194	$1,890
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	107	99
Depreciation and amortization	865	848
Investment/asset impairment charges, net	26	45
Customer financing valuation benefit	(5)	(1)
(Gain)/loss on disposal of discontinued operations	(1)	2
(Gain)/loss on dispositions, net	(22)	2
Other charges and credits, net	31	361
Excess tax benefits from share-based payment arrangements	(47)	(39)
Changes in assets and liabilities –
Accounts receivable	(550)	(310)
Inventories, net of advances and progress billings	(2,614)	(2,737)
Accounts payable	848	742
Accrued liabilities	(682)	(594)
Advances and billings in excess of related costs	1,472	(152)
Income taxes receivable, payable and deferred	608	705
Other long-term liabilities	(60)	(15)
Pension and other postretirement plans	1,638	686
Customer financing, net	188	216
Other	(5)	(3)
Net cash provided by operating activities	3,991	1,745
Cash flows – investing activities:
Property, plant and equipment additions	(976)	(780)
Property, plant and equipment reductions	44	16
Acquisitions, net of cash acquired	(26)	(18)
Contributions to investments	(7,045)	(6,396)
Proceeds from investments	4,632	3,596
Purchase of distribution rights		(6)
Net cash used by investing activities	(3,371)	(3,588)
Cash flows – financing activities:
New borrowings	531	24
Debt repayments	(1,361)	(1,233)
Repayments of distribution rights financing	(139)	(72)
Stock options exercised, other	484	71
Excess tax benefits from share-based payment arrangements	47	39
Employee taxes on certain share-based payment arrangements	(57)	(68)
Common shares repurchased	(1,000)
Dividends paid	(735)	(658)
Net cash used by financing activities	(2,230)	(1,897)
Effect of exchange rate changes on cash and cash equivalents	(37)	(4)
Net decrease in cash and cash equivalents	(1,647)	(3,744)
Cash and cash equivalents at beginning of year	$10,341	$10,049
Cash and cash equivalents at end of period	$8,694	$6,305

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions)	2013	2012	2013	2012
Revenues:
Commercial Airplanes	$24,314	$22,780	$13,624	$11,843
Defense, Space & Security:
Boeing Military Aircraft	7,998	8,272	3,889	4,050
Network & Space Systems	4,009	3,832	2,049	1,960
Global Services & Support	4,289	4,321	2,248	2,182
Total Defense, Space & Security	16,296	16,425	8,186	8,192
Boeing Capital	209	238	104	113
Other segment	54	52	27	28
Unallocated items and eliminations	(165)	(107)	(126)	(171)
Total revenues	$40,708	$39,388	$21,815	$20,005
Earnings from operations:
Commercial Airplanes	$2,672	$2,292	$1,453	$1,211
Defense, Space & Security:
Boeing Military Aircraft	803	752	373	353
Network & Space Systems	293	245	137	136
Global Services & Support	512	493	266	259
Total Defense, Space & Security	1,608	1,490	776	748
Boeing Capital	63	72	19	39
Other segment	(101)	(143)	(43)	(64)
Unallocated items and eliminations	(998)	(604)	(489)	(392)
Earnings from operations	3,244	3,107	1,716	1,542
Other income, net	22	22	13	10
Interest and debt expense	(195)	(220)	(96)	(106)
Earnings before income taxes	3,071	2,909	1,633	1,446
Income tax expense	(878)	(1,018)	(546)	(479)
Net earnings from continuing operations	2,193	1,891	1,087	967
Net gain/(loss) on disposal of discontinued operations, net of taxes of $0, $1, $0 and $0	1	(1)	1
Net earnings	$2,194	$1,890	$1,088	$967

Research and development expense, net:
Commercial Airplanes	$865	$1,104	$446	$560
Defense, Space & Security	579	562	307	281
Other	24	26	10	16
Total research and development expense, net	$1,468	$1,692	$763	$857

Unallocated items and eliminations:
Share-based plans	($53)	($41)	(22)	(19)
Deferred compensation	(102)	(34)	(46)	2
Capitalized interest	(34)	(37)	(17)	(16)
Eliminations and other	(158)	(39)	(92)	(114)
Sub-total (included in core operating earnings)	(347)	(151)	(177)	(147)
Pension	(689)	(404)	(331)	(215)
Postretirement	38	(49)	19	(30)
Total unallocated items and eliminations	($998)	($604)	($489)	($392)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Six months ended June 30			Three months ended June 30
Commercial Airplanes	2013		2012	2013		2012
737	218		208	116		109
747	12		13	6		7
767	12		13	8		6
777	47		42	23		22
787	17	(1)	11	16	(1)	6
Total	306		287	169		150
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	24		24	12		12
F-15E Eagle	3		8			3
C-17 Globemaster III	6		5	3		3
CH-47 Chinook	17		22	8		12
AH-64 Apache	20		3	5		3
P-8 Models	5		1	3
AEW&C			2			2

Network & Space Systems
Commercial and Civil Satellites	1		1
Military Satellites			3			1

Contractual backlog (Dollars in billions)	June 30 2013	March 31 2013	December 31 2012
Commercial Airplanes	$337.7	$322.0	$317.3
Defense, Space & Security:
Boeing Military Aircraft	26.5	26.6	29.2
Network & Space Systems	10.2	9.6	10.1
Global Services & Support	14.8	15.4	15.8
Total Defense, Space & Security	51.5	51.6	55.1
Total contractual backlog	$389.2	$373.6	$372.4
Unobligated backlog	$21.1	$18.1	$17.9
Total backlog	$410.3	$391.7	$390.3
Workforce	172,200	173,100	174,400

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

	Six months ended June 30		Three months ended June 30
	2013	2012	2013	2012
Revenues	$40,708	$39,388	$21,815	$20,005

GAAP Earnings From Operations	$3,244	$3,107	$1,716	$1,542
GAAP Operating Margin	8.0%	7.9%	7.9%	7.7%

Unallocated Pension/Postretirement Expense	$651	$453	$312	$245
Core Operating Earnings (non-GAAP)	$3,895	$3,560	$2,028	$1,787
Core Operating Margin (non-GAAP)	9.6%	9.0%	9.3%	8.9%

GAAP Diluted Earnings Per Share	$2.85	$2.49	$1.41	$1.27

Unallocated Pension/Postretirement Expense[1]	$0.55	$0.39	$0.26	$0.21

Core Earnings Per Share (non-GAAP)	$3.40	$2.88	$1.67	$1.48

Weighted Average Diluted Shares (millions)	770.1	760.7	771.8	762.0
Increase in GAAP Earnings Per Share	14%		11%
Increase in Core Earnings Per Share	18%		13%

1 Earnings per share impact is presented net of the federal statutory tax rate of 35.0 percent.

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
2013 Increase in Core Earnings Per Share
(Unaudited)
The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

	Year Ended December 31, 2012		Year Ended December 31, 2013 Guidance
	Earnings Per Share		Earnings Per Share
GAAP Diluted Earnings Per Share	$5.11		$5.10 - 5.30
Unallocated Pension/Postretirement Expense	0.77	a	1.10	b
Core Earnings Per Share (non-GAAP)	$5.88		$6.20 - 6.40

Weighted average diluted shares (millions)	763.8		768.0
2013 Change in GAAP Earnings per Share			~ 2%
2013 Increase in Core Earnings per Share			~ 7%

a	Represents the net earnings per share impact of unallocated pension and postretirement expense of $899 million, net of the federal statutory tax rate of 35.0 percent.

b	Represents the net earnings per share impact of unallocated pension and postretirement expense of approximately $1.3 billion, net of the federal statutory tax rate of 35.0 percent.